UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2008

BERRY PETROLEUM COMPANY

(Exact Name of Registrant as Specified in its Charter)

DELAWARE (State or Other Jurisdiction of Incorporation or Organization)	1-9735 (Commission File Number)	77-0079387 (IRS Employer Identification Number)

5201 TRUXTUN AVE., STE. 300, BAKERSFIELD, CA (Address of Principal Executive Offices)	93309 (Zip Code)

Registrant’s telephone number, including area code: (661) 616-3900

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

      ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(c) On June 19, 2008, Berry Petroleum Company (the "Company") announced the appointment of David D. Wolf, 37, as Executive Vice President and Chief Financial Officer of the Company effective upon Mr. Wolf’s satisfaction of various employment obligations with his current employer, which obligations are not expected to continue beyond September 15, 2008.  Mr. Wolf has served as a Managing Director in JPMorgan's Oil and Gas Group and has been with that firm since 1995 where he has participated in numerous equity, debt and M&A transactions in the energy industry.

In consideration for such employment, the Company shall pay Mr. Wolf an annual salary of $300,000.  As additional consideration for the hiring of Mr. Wolf, the Company will grant him, effective upon the first day of his employment, $1,250,000 of stock options priced at the Black Scholes calculation value and $1,250,000 of restricted share units, priced at the average of the high and low price on the first date of Mr. Wolf’s employment. Both the stock options and restricted share units will vest on the third anniversary of the first date of Mr. Wolf’s employment with the Company, provided that he remains in the employ of the Company on the third anniversary.  Consistent with the Company’s practice for other executive officers, Mr. Wolf will also enter into a Change of Control Severance Protection Agreement and be eligible for short term incentive compensation and further equity grants for the year 2008 based on his performance, the Company’s performance and at the discretion of the Board of Directors.

A copy of the press release announcing the appointment of Mr. Wolf is attached as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits

99.1    Press release, dated June 19, 2008, announcing the appointment of David D. Wolf as Executive Vice President and Chief Financial Officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

BERRY PETROLEUM COMPANY
By:	/s/ Kenneth A. Olson
Kenneth A. Olson
Corporate Secretary

Date: June 19, 2008